Exhibit 4(b)

[HEI Letterhead]

October 3, 2014

The Bank of New York Mellon Trust Company, N.A. (the “Trustee”)

Corporate Trust

400 S. Hope Street, Suite 400

Los Angeles CA  90071

Attention:  Ms. Johanna K. Tokunaga

Re:                             HEI Dividend Reinvestment Plan, Amended and Restated Trust Agreement

Ladies and Gentlemen:

This letter will confirm the terms and conditions of a trust agreement pursuant to which you have agreed to continue to act as Trustee for the Hawaiian Electric Industries, Inc. (“HEI”) Dividend Reinvestment and Stock Purchase Plan (“the Plan”).  You have previously acted in that capacity, first as successor to Bank of Hawaii (a successor by merger to Hawaiian Trust Company, Limited) under the operative terms of the trust agreement embodied in that certain letter from HEI to Hawaiian Trust Company dated October 6, 1989 and more recently under the terms of that certain letter from HEI to The Bank of New York Trust Company, N.A. (now known as The Bank of New York Mellon Trust Company, N.A.) dated March 20, 2007.  This letter agreement maintains the substance of the trust agreement currently in effect but amends in certain respects, updates and restates the trust agreement.

Attached to this letter is a copy of the Plan, and accompanying this letter is a copy of the most recent draft of a Registration Statement on Form S-3 relating to the Plan (the “Registration Statement”), as the Plan will have most recently been amended upon the filing of the Registration Statement.  This Registration Statement is expected to be filed and become effective this month, and we will provide you with copies of the final Registration Statement when it is filed.  We also agree to provide you from time to time with copies of any subsequent amendments to the Plan or the Registration Statement and of any subsequent registration statements that may be filed to register additional shares under the Plan.

As Trustee, you agree that all HEI shares issued under the Plan and not registered in the names of the beneficial owners thereof may be registered in your name, solely as Trustee under the Plan, and not in your individual capacity.  The shares to be registered in your name as Trustee include shares issued under prior versions of the Plan and previous Registration Statements.

Shares registered in the Trustee’s name under the Plan will be uncertificated and evidenced by entries on the stock transfer books of HEI.  However, should it be determined to issue to the Trustee one or more certificates to evidence shares under the Plan, you agree to safeguard such certificates, and you further agree to surrender any such certificates to HEI from time to time with appropriate stock transfer powers, to permit transfers of shares pursuant to the provisions of the Plan.

After the amended Plan becomes effective, as HEI will notify you in writing, you agree to vote the shares registered in your name in accordance with the directions of the beneficial owners of said shares.  You understand that such directions for shares may be given or be deemed to be given in any of three ways, which we hereby represent, warrant and certify are in accordance with the provisions of the Plan:  (a) for a participant who has other shares registered in his or her own name, said participant’s shares registered in your name under the Plan will be voted in the same way that such a participant votes the shares registered in his or her own name; (b) for a participant who has no shares registered in his or her own name, said participant’s shares shall be voted in accordance with the instructions of the participant: and (c) to the extent the beneficial owners fail to direct in one of these ways the voting of the shares allocated to their accounts, you will be deemed instructed to vote the shares registered in the names of such beneficial owners in accordance with the recommendations of HEI’s Board of Directors, as stipulated in the proxy statement for the meeting, on each issue submitted to a vote of shareholders.

It shall be the duty of the Administrator under the Plan, which will be HEI’s Shareholder Services Division, to keep accurate books and records of each participant’s account under the Plan.  It will be HEI’s responsibility to furnish each participant with proxy statements, proxy cards or notice and access to proxy materials and any other materials required or permitted by law to be provided to beneficial owners of HEI Common Stock, and to keep accurate records of all proxies given by participants.  Prior to the shareholder meeting, HEI or the Administrator shall certify to you the number of shares in the Plan as of the record date.  As soon as practicable, HEI or the Administrator shall certify to you the instructions given by beneficial owners in the manner provided for in the prior paragraph, including the number of shares with respect to which directions are deemed to have been given.  You may rely on such certifications for voting the shares registered in your name as Trustee under the Plan.  You shall also rely upon any other certificates, notices, opinions, reports, requests, consents, instruments, orders, approvals, or other papers, documents or directions purporting to have been signed on behalf of HEI or the Administrator which you believe to be genuine and authorized.

HEI will notify each participant of the commencement of any tender offer for securities which include the HEI Common Stock held in participant’s accounts.  HEI will use its best efforts to distribute to participants in a timely manner the same information that is distributed to all HEI shareholders in connection with the tender offer.  After consulting with you, HEI will provide a means by which participants may direct you whether or not to tender the HEI Common Stock credited to their accounts.  You agree that you will not tender shares held in any participant’s account for which you have received no direction from the participant.  You agree to follow a participant’s instruction, at any time prior to a tender offer withdrawal date, to withdraw shares of HEI’s Common Stock previously directed by participant to be tendered.

For performance of your services under the agreement, you shall be entitled to receive such reasonable compensation for your services and reimbursement for your expenses (including, without limitation, reasonable legal fees and expenses) incurred hereunder as Trustee as we may agree upon from time to time in writing.

The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this letter.  The Trustee shall not have any duties or responsibilities except those expressly set forth in this letter and no implied covenants or obligations shall be read into this letter against the Trustee.  None of the provisions of this letter shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers hereunder.

Whenever in the administration of the provisions of this letter the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by a certificate signed by one of the officers of HEI, and delivered to the Trustee and such certificate, in the absence of gross negligence or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this letter upon the faith thereof. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

The Trustee may consult with counsel selected with due care and the advice or any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel.  The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any willful misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed; provided, however, that this disclaimer of responsibility shall be for the benefit of the Trustee only and shall not abrogate any claims that HEI may have against any such agent, attorney, custodian or nominee.

Neither the Trustee nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted under this letter or in connection herewith except to the extent caused by the Trustee’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review.  Anything in this letter to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.  The Trustee shall not be liable to the parties hereto or deemed in breach or default hereunder if and to the extent its performance hereunder is prevented by reason of force majeure.  The term “force majeure” means an occurrence that is beyond the control of the Trustee and could not have been avoided by exercising due care.  Force majeure shall include acts of God, terrorism, war, riots, strikes, fire, floods, earthquakes, epidemics or other similar occurrences.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee shall be the successor of the Trustee hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

HEI shall indemnify, defend and hold harmless the Trustee and its officers, directors, employees, representatives and agents, from and against and reimburse the Trustee for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorneys’ and agents’ fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Trustee directly or indirectly relating to, or arising from, claims against the Trustee by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs except to the extent caused by the Trustee’s negligence or willful misconduct.  The foregoing indemnity shall survive the termination of this letter or the earlier resignation or removal of the Trustee.

The Trustee agrees to accept and act upon instructions or directions pursuant to this agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, provided, however, that:  (a) subsequent to such transmission of written instructions and/or directions the Trustee shall forthwith receive the originally executed instructions and/or directions in a timely manner, (b) such originally executed instructions and/or directions shall be signed by a person as may be designated and authorized to sign for the party signing such instructions and/or directions, and (c) the Trustee shall have received an incumbency certificate listing such designated persons and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing.  If HEI elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  HEI agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

You may resign as Trustee under this agreement, or HEI may remove you as Trustee or otherwise terminate this agreement, upon sixty (60) days’ prior written notice, or at such earlier time as we shall mutually agree.

This letter shall be governed by the laws of the State of Hawaii, but the Trustee’s duties, obligations, rights, protections, immunities and indemnities hereunder shall be governed by the laws of the state of California.  Each party hereto hereby agrees not to elect a trial by jury of any issue triable of right by jury, and waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this letter, or any claim, counterclaim or other action arising in connection herewith.  This waiver of right to trial by jury is given knowingly and voluntarily by each party, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue.

This letter may be amended or modified solely by a writing signed by both parties hereto.

If the foregoing accurately sets forth our agreement with respect to this Trust, please so indicate by having one of your duly authorized officers sign in the space provided below and return the enclosed additional copies of this letter to the undersigned.  This amended and restated trust agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement, and this agreement shall be effective when (i) one or more counterparts have been signed by each of the parties and delivered to the other parties and (ii) the Registration Statement has been filed.

This amended and restated trust agreement shall become effective upon the filing and effectiveness of the Registration Statement.  Upon the effective date hereof, this letter will supersede the previous letter of agreement dated March 20, 2007, but without affecting the validity of any actions taken pursuant to that letter, and this letter shall hereafter govern all matters heretofore arising under the prior letter as well as matters that shall arise in the future.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	\s\ CHESTER A. RICHARDSON
Chester A. Richardson
Executive Vice President, General Counsel, Secretary and Chief Administrative Officer

Acceptance

We accept the foregoing Trust and agree to the terms and conditions therefore set forth above.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., solely as Trustee and not in its individual capacity

By	\s\ JOHANNA K. TOKUNAGA
Johanna K. Tokunaga
Vice President